EXHIBIT 16.1

March 5, 2012

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for ResCare, Inc. and, under the date of February 16, 2012, we reported on the consolidated financial statements of ResCare, Inc. as of December 31, 2011 and 2010, and for the year ended December 31, 2011 (Successor), the period from November 16, 2010 to December 31, 2010 (Successor) and the period from January 1, 2010 through November 15, 2010 (Predecessor). On February 28, 2012, we were dismissed. We have read ResCare, Inc.’s statements included under Item 4.01 of its Form 8-K dated March 5, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with ResCare Inc.’s statement that the change was authorized by the audit committee of the board of directors nor are we in a position to agree or disagree with ResCare Inc.’s statement that PricewaterhouseCoopers LLP was not consulted with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on ResCare Inc.’s consolidated financial statements, or any other matters or reportable events.

Very truly yours,

/s/ KPMG LLP